Exhibit 23.1
INDEPENDENT AUDITORS’ CONSENT
     We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 for the registration of common stock and related Prospectus of TeleTech Holdings, Inc., and to the incorporation by reference therein of our reports dated February 7, 2007, with respect to the consolidated financial statements of TeleTech Holdings Inc. and TeleTech Holdings, Inc.’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of TeleTech Holdings, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

Ernst & Young LLP

March 13, 2007